Exhibit 23.1 1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Amerant Bancorp Inc. of our report dated February 27, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Amerant Bancorp Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Amerant Bancorp Inc. for the year ended December 31, 2025. We also consent to the reference to our firm under the heading "Experts" in such Prospectus. /s/ RSM US LLP Fort Lauderdale, Florida June 11, 2026